FOR IMMEDIATE RELEASE

Brookdale Completes Issuance of $275 Million of its
2.75% Convertible Senior Notes Due 2018

Nashville, TN., June 14, 2011 — Brookdale Senior Living Inc. (NYSE: BKD) (the “Company”) announced today that it has completed the issuance of $275 million in aggregate principal amount of its 2.75% Convertible Senior Notes due 2018 (the “Notes”) in an underwritten public offering.  Upon satisfaction of certain conditions, the Notes will be convertible into cash, shares of the Company’s common stock, par value $0.01 per share, or a combination of cash and shares, at the Company’s option, based on an initial conversion rate of 34.1006 shares of the Company’s common stock per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $29.325 per share of the Company’s common stock.  BofA Merrill Lynch, J.P. Morgan Securities LLC and RBC Capital Markets, LLC acted as joint book running managers for the offering of the Notes.  In connection with the offering of the Notes, the Company entered into privately negotiated convertible note hedge transactions with certain financial institutions, that included certain of the underwriters or their respective affiliates (the “hedge counterparties”).  The Company also entered into privately negotiated warrant transactions with the hedge counterparties initially relating to the same number of shares of the Company’s common stock and having a strike price of $40.25 per share, subject to customary anti-dilution adjustments, which is 75% higher than the closing price of the Company’s common stock on June 8, 2011.  The shares of the Company’s common stock issuable upon conversion of the Notes and exercise of the warrants have been reserved for issuance by the Company and authorized for listing on the New York Stock Exchange.

About Brookdale Senior Living

Brookdale Senior Living Inc. is a leading owner and operator of senior living communities throughout the United States.  The Company is committed to providing an exceptional living experience through properties that are designed, purpose-built and operated to provide the highest-quality service, care and living accommodations for residents.  The Company owns and operates independent living, assisted living, and dementia-care communities and continuing care retirement centers, with 558 communities in 33 states and the ability to serve over 51,000 residents as of March 31, 2011.

Contact:

Brookdale Senior Living Inc.
Ross Roadman 615-564-8104